Exhibit 3.01
STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP
The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:
FIRST: The name of the Limited Partnership is QUADRIGA SUPERFUND, L.P.
SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:
     The name of the limited partnership is SUPERFUND GREEN, L.P.
IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 1st day of December, 2009.

SUPERFUND CAPITAL MANAGEMENT, INC. General Partner
By:	s/ Nigel James
	Name:	Nigel James
	Title:	President

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